EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(212) 829-5770

NETWORK-1 INCREASES ITS SHARE REPURCHASE PROGRAM

New York, New York December 10, 2013-Network-1 Technologies, Inc. (the "Company" or “Network-1”) (OTCBB: NTIP) announced today that its Board of Directors has authorized an increase to its previously announced share repurchase program pursuant to Rule 10(b)-18 permitting the Company to repurchase up to an additional $2,000,000 (for a total of up to $7,000,000) in shares of the Company's common stock over the next twelve months. The Company had previously announced increases in its share repurchase program (which was initially established at $2,000,000) by $3,000,000. To date, the Company has repurchased approximately 3,300,000 shares under its program at an average price of $1.28 per share.

The common stock may be repurchased from time to time in open market transactions or privately negotiated transactions in the Company's discretion. The timing and amount of shares repurchased will be determined by the Company's management based on its evaluation of market conditions and other factors. The share repurchase program may be increased, suspended or discontinued at any time.

 "We are very pleased to announce another increase to our repurchase program to benefit shareholders at a time when we believe our stock is undervalued,” said Corey M. Horowitz, Chairman and CEO of Network-1.  "The increase of our share repurchase program reflects our confidence in the long-term potential for Network-1 and our commitment to increasing shareholder value," he added.

The increase in the share repurchase program was approved by the Company’s Board of Directors as part of its ongoing consideration of alternative methods to take advantage of the Company’s strong cash position. The Board of Directors believes that increasing the share repurchase program at this time is in the best interests of the Company and its shareholders, and will not impact the Company’s ability to execute its growth plans.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies.  Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies.   It currently owns twenty (20) patents covering various technologies including patents covering (i) the delivery of power over Ethernet (PoE) cables for the purpose of remotely powering network devices, such as wireless access ports, IP phones and network based cameras; (ii) foundational technologies that enable unified search and indexing, displaying and archiving of documents in a computer system; (iii) enabling technology for identifying media content on the Internet and taking further action to be performed based on such identification including, among others, the insertion of advertising and the facilitation of the purchase of goods and services; and (iv) systems and methods for the transmission of audio, video and data over computer and telephony networks. Network-1 currently has sixteen (16) license agreements with respect to its Remote Power Patent, which include, among others, license agreements with Cisco Systems, Inc., Cisco Linksys, Inc., Extreme Networks, Inc., Netgear Inc., Motorola Solutions, Inc., Allied Telesis, Inc., NEC Corporation and several other data networking vendors.  The Remote Power Patent covers the remote delivery of power over Ethernet networks.  The Remote Power Patent was granted by the U.S. Office of Patents and Trademarks on April 21, 2001 and expires on March 11, 2020. In addition, Network-1 seeks to acquire additional intellectual property assets and enter into strategic relationships with third parties to monetize their intellectual property assets.  During 2013, Network-1 has acquired thirteen (13) patents as well as five (5) pending patent applications.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1’s business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1’s Annual Report on Form 10-K for the year ended December 31, 2013 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 including, among others, the continued validity of Network-1’s Remote Power Patent, the ability of Network-1 to enter into additional license agreements, the ability of Network-1 to receive significant royalties from its existing license agreements, the uncertainty of patent litigation, risks related to the Inter Partes Review proceedings and reexamination proceeding involving Network-1’s Remote Power Patent pending at the United States Patent and Trademark Office, Network-1's ability to achieve revenues and profits from its intellectual property or the intellectual property of its strategic partners, Network-1's ability to execute its strategy to acquire additional patents or enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the continued viability of the PoE market, future economic conditions and technology changes and legislative, regulatory and court decisions related to enforcing patents. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.